UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 26, 2021

Inspired Entertainment, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36689	47-1025534
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

250 West 57th Street, Suite 415 New York, New York	10107
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (646) 565-3861

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Common stock, par value $0.0001 per share	INSE	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02

Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On February 26, 2021, the board of directors (the “Board”) of Inspired Entertainment, Inc. (the “Company”) appointed Katja Tautscher to the Board, effective immediately, filling a vacancy on the Board and bringing the total number of Board members to seven. In addition, Ms. Tautscher was appointed to serve as a member of the Nominating, Governance and Compliance Committee of the Board.

Ms. Tautscher, age 49, is the Chief Legal and Senior Vice President, HR Officer of Borealis AG, one of the world’s leading providers of advanced and circular polyolefin solutions and a European market leader in base chemicals, fertilizers and the mechanical recycling of plastics. Prior to her current role, Ms. Tautscher served as Chief Legal and Procurement Officer to the Borealis Group, where she, next to her responsibilities to oversee all legal activities of the group, was also accountable for the cost efficient sourcing of all technical goods and services, raw materials and business services for the entire group. Prior to joining Borealis AG in 2008, Ms. Tautscher worked as Assistant General Counsel to Scientific Games Inc, a global leader in the gaming and lottery industries from 2006. In this capacity she conducted EU gaming regulatory work and was supervising UK legal operations. Before that, Ms. Tautscher worked as an associate and partner in Austrian and European magic circle law firms focusing on regulatory topics, including gaming and betting laws as well as competition and antitrust matters.

In addition, Ms. Tautscher serves as director of Borouge Pte, a privately held Singapore-based joint venture between Borealis AG and ADNOC, as Chairwoman of Borealis’ insurance captive, Borealis Insurance AS, as well as supervisory board member of Borealis Agrolinz Melamine GmbH. She is a member of the audit committee of Borouge ADP, Abu Dhabi, and Borouge Pte, Singapore.

Ms. Tautscher has a legal degree from the University of Vienna, Austria, and holds an LL.M. from London School of Economics and an M.B.A from INSEAD. She is admitted to the bar of Austria and is a solicitor of England and Wales.

There is no arrangement or understanding between Ms. Tautscher and any other person pursuant to which she or he was selected as a director of the Company, and there is no family relationship between Ms. Tautscher and any of the Company’s other directors or executive officers.

The Board has determined that Ms. Tautscher is an “independent director” as defined in the NASDAQ listing standards and applicable SEC rules. There are no transactions between the Company and Ms. Tautscher that are subject to disclosure under Item 404(a) of Regulation S-K.

Ms. Tautscher is eligible to participate in the Inspired Entertainment, Inc. compensation program for non-employee directors, which provides for payment of annual cash retainers of $50,000 and annual grants of restricted stock units having an aggregate grant date value of $50,000. Ms. Tautscher’s compensation for 2021 will be pro-rated. In addition, the Company will be entering into an indemnification agreement with Ms. Tautscher in consideration of her agreement to serve on the Board, in substantially the form included as Exhibit 10.4 to the Company’s Current Report on Form 8-K filed on December 30, 2016. Such agreement provides for indemnification to the fullest extent permitted under Delaware law for certain liabilities arising out of a director’s affiliation with the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

February 26, 2021	Inspired Entertainment, Inc.

	By:	/s/ Carys Damon
Name: Carys Damon
Title: General Counsel